Exhibit 99.1

Press Release

EDITORIAL CONTACT:

Jana Knezovich, PR Manager

+1 408-864-5987

jana.knezovich@verigy.com

Verigy Appoints CEO Keith Barnes Chairman,

Adds Industry Veteran Ed Grady to Board of Directors

CUPERTINO, Calif. – July 10, 2007 – Verigy (NASDAQ: VRGY), a premier semiconductor test company, today announced several changes to its Board of Directors. Keith Barnes, Verigy’s chief executive officer and president, has been appointed to the additional role of chairman of Verigy’s Board of Directors. Adrian Dillon, Verigy’s former chairman, who is executive vice president, finance and administration, and chief financial officer of Agilent Technologies, announced that, as planned, he is leaving the Verigy Board approximately one year after Verigy became an independent company. Verigy also announced today it has appointed semiconductor industry veteran Edward C. Grady to its Board.  In connection with Mr. Barnes becoming chairman, the independent directors also appointed Board member Scott Gibson to the role of lead independent director. These changes were approved by vote today and are effective immediately.

“Adrian has played a critical role in helping Verigy reach our current point of success,” said Barnes.  “Adrian was instrumental in structuring the company for success as an independent entity, in seeing us through our spin-off and our IPO, and provided key leadership during our crucial first year.  His experience, insight and guidance have been invaluable to the Company, and we will miss him on our Board. At the same time, I’m very pleased to have Ed Grady join us. Ed is a seasoned executive with extensive experience in the semiconductor industry, and will be a great addition to our Board of Directors. Scott, through his chairmanship of our Compensation and Nominating & Governance Committees, has demonstrated tremendous leadership on Verigy’s Board. I am very pleased to have him assume the additional role of lead independent director. As we celebrate our first anniversary as an independent company, these leadership changes are yet another milestone in Verigy’s growth.”

“Although this is something of a bittersweet moment for me, I’m delighted that Verigy has taken off so well, and I’m very proud of the work the company has done to get to this point,” said Dillon. “I have every confidence that Keith and the rest of the Board will continue on the path we’ve started and I look forward to watching Verigy’s continued success.”

Mr. Grady, president and CEO at Brooks Automation Inc. (NASDAQ: BRKS), brings more than 30 years of experience in engineering, sales, product marketing, strategic marketing and management to Verigy’s Board. Prior to joining Brooks in 2003, he ran several divisions at KLA-Tencor, served as president and CEO of Hoya Micro Mask and was vice president of worldwide sales for the EPI division of Monsanto/MEMC where he started his career. He holds a Bachelor of Science degree in engineering from Southern Illinois University and MBA from the University of Houston. Mr. Grady currently serves on the Board of Directors of Brooks, Evergreen Solar (NASDAQ: ESLR) as well as privately held Integrated Materials, Inc. and Molecular Imprints, Inc. and on the Board of Advisors of Finesse Solutions LLC.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Formerly part of Agilent Technologies, the company began doing business as Verigy on June 1, 2006, and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

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